UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

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TIPPINGPOINT TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

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This filing relates to the acquisition of TippingPoint Technologies, Inc. (“TippingPoint”) by 3Com Corporation (“3Com”) pursuant to an Agreement and Plan of Merger by and among 3Com, Topaz Acquisition Corporation and TippingPoint, dated as of December 13, 2004.

On December 13, 2004, Kip McClanahan, Chief Executive Officer of TippingPoint, sent out to all of TippingPoint’s employees an email related to 3Com’s acquisition of TippingPoint:

From: Kip McClanahan

Sent: Monday, December 13, 2004 9:10 AM

To: All

Subject: Great News!

Team -

I am thrilled to share with you that we have entered into a definitive agreement with 3Com, in which 3COM is announcing today their intent to purchase TippingPoint. We will have a company meeting at 10:00 a.m. downstairs, and the CEO of 3Com will be here with me to talk about the acquisition and answer any questions at that time. The call in number for this meeting is xxx-xxx-xxxx or xxx-xxx-xxxx and the passcode is xxxxxxx. Do not forward this number outside the company.

http://biz.yahoo.com/bw/041213/135536_1.html

We have carefully considered the outcome of this relationship, and believe it will greatly benefit our employees, shareholders, and customer base and will bring about exciting new opportunities for TippingPoint that would otherwise be challenging. They have made it clear that their number one priority will be our employees, our customers, and our partners. When the transaction is completed, TippingPoint will operate as an independent division of 3Com and I will manage the division, which, of course, will continue to be based out of Austin, Texas.

This relationship will enhance TippingPoint’s ability to scale with the market and better serve our customers. With 3Com, we’ll have added presence in 75 locations within 40 countries to better assist our global customers. 3Com’s manufacturing plants will enable us to improve our manufacturing processes so we can ship quality products faster. We will also gain additional resources to accelerate our product roadmap, and continue to maintain our product’s position as the leading IPS. We believe this is a hugely positive, synergistic relationship that will enable us to grow the company.

The acquisition is the CORE of 3Com’s strategy to deliver secure, converged data and voice networks. TippingPoint is a great fit with 3Com for many reasons: they share our vision of the importance of delivering secure, converged networks, and they specialize in VoIP among other strengths. 3Com also has a range of other security products which will be part of the assets we’ll use while defining and implementing 3Com’s security strategy right here in Austin.

The timing for the acquisition is being finalized, but it is projected for near the end of 3Com’s 3rd quarter of FY 05. Finalization of this acquisition is dependant upon approval by the SEC and TippingPoint shareholders.

During the closing period we will be working to develop an integration approach. We do not have the details at this point but I will tell you that this will be a phased approach focused primarily at accelerating our vision and bringing increased value to both TippingPoint and 3Com customers. Soon, we will begin planning our strategy to deliver secure, converged, network offerings – and work to effectively bring these to market.

See you at 10am in the game room where we’ll talk more.

Congratulations!

Kip McClanahan

CEO, TippingPoint

512-681-8431

www.tippingpoint.com